Exhibit 21.1

List of IQM Subsidiaries

Subsidiary	Jurisdiction

IQM Germany GmbH (254108)	Germany

IQM Polska Sz.o.o. (525993411)	Poland

IQM France SAS (908239858)	France

IQM Quantum Computers Spain SL (B06968093)	Spain

IQM Italy SRL (14139870969)	Italy

IQM US Inc. (254108)	Delaware, USA

IQM Singapore PTE (202306515W)	Singapore

IQM Japan KK (0104-01-188502)	Japan

ECLIPSE QC S.à r.l., (B299105)	Luxembourg

IQM U.K. Ltd (17086699)	United Kingdom

IQM US LLC (10507669)*	Delaware, USA

*	Held indirectly through Eclipse QC Sarl (Luxembourg).